CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 22, 2008, accompanying the financial statements of Investment Grade Trust, Series 23 and Insured Income Trust, Series 138 (included in Van Kampen Unit Trusts, Taxable Income Series 93) as of January 31, 2008, and for the period from February 15, 2006 (date of deposit) through January 31, 2007 and for the year ended and the financial highlights for the period from February 15, 2006 (date of deposit) through January 31, 2007 and for the year ended January 31, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-129591) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                               GRANT THORNTON LLP

New York, New York
May 22, 2008